Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 23, 2022, in the Registration Statement on Form F-4 and the related prospectus of Hub Cyber Security (Israel) Ltd., with respect to the consolidated financial statement of Hub Cyber Security (Israel) Ltd.

August 24, 2022	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A member of Ernst & Young Global